UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2013

Carter’s, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31829	13-3912933
(States or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Proscenium

1170 Peachtree Street NE, Suite 900

Atlanta, Georgia 30309

(Address of principal executive offices, including zip code)

(404) 745-2700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Indenture and Senior Notes

On August 12, 2013, The William Carter Company (the “Company”), a wholly owned subsidiary of Carter’s, Inc. (“Carter’s”), issued $400 million of senior notes due 2021 (the “senior notes”) pursuant to an indenture dated August 12, 2013 (the “Indenture”) by and among the Company, certain guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee. The senior notes were sold pursuant to a Purchase Agreement, dated August 7, 2013, (the “Purchase Agreement”) between the Company, Carter’s, certain of the Company’s subsidiaries, as guarantors, and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of itself and the other initial purchasers identified therein (the “Representative”).

The Purchase Agreement contains customary representations, warranties and agreements by the Company and Carter’s and indemnification provisions whereby the Company and the guarantors, on one hand, and the initial purchasers, on the other, have agreed to indemnify each other against certain liabilities. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The senior notes were issued at par, bear interest at a rate of 5.250% per annum and mature on August 15, 2021. The senior notes were sold through a private placement to qualified institutional buyers pursuant to Rule 144A (and outside the United States in reliance on Regulation S) under the Securities Act of 1933, as amended (the “Securities Act”). The senior notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold absent registration under the Securities Act or applicable state securities laws or applicable exemptions from registration requirements. For more information regarding the Company’s obligation to register the senior notes, see “Registration Rights Agreement” below.

The Company estimates that the net proceeds from the offering of the senior notes will be approximately $393 million, after deducting related fees and expenses. The net proceeds will be used for share repurchases and/or dividends and for general corporate purposes.

The senior notes are fully and unconditionally guaranteed by Carter’s and by each of the Company’s current and, subject to certain exceptions, future restricted subsidiaries that guarantee the Company’s senior secured revolving credit facility or certain other debt of the Company or the subsidiary guarantors. However, Carter’s will not be subject to the restrictive covenants to which the other guarantors are subject.

The senior notes are the Company’s general unsecured senior obligations and rank senior in right of payment to all of the Company’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the senior notes; rank equally in right of payment with all of the Company’s existing and future unsecured debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the senior notes; are effectively subordinated in right of payment to all of the Company’s existing and future secured debt (including obligations under the Company’s senior secured revolving credit facility), to the extent of the value of the Company’s assets securing such debt; and are structurally subordinated to all liabilities of each of the Company’s subsidiaries that is not a guarantor of the senior notes.

Similarly, the senior note guarantees are the general unsecured senior obligations of the guarantors and rank senior in right of payment to all of the applicable guarantor’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the senior notes; rank equally in right of payment to all of the applicable guarantor’s existing and future unsecured debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the senior notes; and are effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under the Company’s senior secured revolving credit facility), to the extent of the value of such guarantor’s assets securing such debt.

At any time prior to August 15, 2017, the Company may redeem all or part of the senior notes, upon notice as required pursuant to the Indenture, at 100% of the principal amount redeemed plus the Applicable Premium (as defined in the Indenture), plus accrued and unpaid interest to, but excluding, the applicable redemption date, subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after August 15, 2017, the Company may redeem the senior notes, in whole or in part, upon notice as required pursuant to the Indenture, at the redemption prices (expressed as percentages of principal amount of the senior notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date, subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2017	102.625%
2018	101.313%
2019 and thereafter	100.000%

In addition, until August 15, 2016, the Company may at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of the senior notes (including the aggregate principal amount of senior notes, if any, issued after the issue date) at a redemption price equal to 105.250% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the applicable redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings (as defined in the Indenture); provided that at least 65% of the sum of the aggregate principal amount of the senior notes originally issued under the Indenture and any senior notes that are issued under the Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Upon the occurrence of specific kinds of changes of control, unless a redemption notice with respect to all the outstanding senior notes has previously or concurrently been mailed or delivered, the Company will be required to make an offer to purchase the senior notes at 101% of their principal amount. In addition, if the Company or any of its restricted subsidiaries engages in certain asset sales, under certain circumstances the Company will be required to use the net proceeds to make an offer to purchase the senior notes at 100% of their principal amount.

The Indenture contains a number of covenants, that, among other things and subject to certain exceptions, restrict the Company’s ability and the ability of certain of its subsidiaries to: (a) incur, assume or guarantee additional indebtedness; (b) issue disqualified stock and preferred stock; (c) pay dividends or make distributions or other restricted payments; (d) prepay, redeem or repurchase certain debt; (e) make loans and investments (including joint ventures); (f) incur liens; (g) create restrictions on the payment of dividends or other amounts to the Company from restricted subsidiaries that are not guarantors of the notes; (h) sell or otherwise dispose of assets, including capital stock of subsidiaries; (i) consolidate or merge with or into, or sell substantially all of the issuer’s assets to, another person; (j) designate subsidiaries as unrestricted subsidiaries; and (k) enter into transactions with affiliates. It also contains customary affirmative covenants and provides for events of default which, if certain of them occur, would permit the trustee or the holders of at least 25% in principal amount of the then total outstanding senior notes to declare all amounts owning under the notes to be due and payable.

The foregoing descriptions of the indenture governing the senior notes and the senior notes do not purport to be complete and are qualified in their entirety by reference to the full text thereof filed as Exhibit 4.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Registration Rights Agreement

Pursuant to a Registration Rights Agreement among the Company, the guarantors party thereto and the Representative, dated August 12, 2013 (the “Registration Rights Agreement”), the Company agreed to use its commercially reasonable efforts to file an exchange offer registration statement with the Securities and Exchange Commission by May 9, 2014, with respect to a new issue of notes with terms substantially identical to those of the senior notes, except that the new notes will generally be freely transferrable under the Securities Act.

In addition, the Company agreed, in accordance with the terms of the registration rights agreement, to file, under certain circumstances, a shelf registration statement to cover resales of the senior notes.

If the Company fails to complete the registered exchange offer or the shelf registration statement has not been declared effective within specified time periods, the Company will be required to pay additional interest on the senior notes.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text thereof filed as Exhibit 4.2 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Indenture and Senior Notes” is incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

4.1	Indenture, dated August 12, 2013, by and among The William Carter Company, certain guarantors from time to time party thereto and Wells Fargo Bank, National Association, as Trustee
4.2	Registration Rights Agreement, dated August 12, 2013, by and among The William Carter Company, the guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated
10.1	Purchase Agreement, dated August 7, 2013, by and among The William Carter Company, certain guarantors from time to time party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTER’S, INC.

August 12, 2013	By:	/s/ Irina Braude
	Name: Title:	Irina Braude Secretary